Exhibit 99.1

PRESS RELEASE

Contact:	Robert E. Wheaton
President, CEO
Star Buffet, Inc.
(480) 425-0397

FOR IMMEDIATE RELEASE:  Tuesday, July 6, 2010

STAR BUFFET, INC. FILES FORM 10-Q
FOR FIRST QUARTER FY 2011

SCOTTSDALE, AZ – July 6, 2010 – Star Buffet, Inc. (Nasdaq: STRZ) today filed a Form 10-Q with the Securities and Exchange Commission for its first quarter of fiscal 2010 ending May 17, 2010.  Star Buffet, Inc. had revenues of $19.6 million and net income of $104,000, or $0.03 per share on a diluted basis of 3,213,075 of shares outstanding for the sixteen weeks ended May 17, 2010.

About Star Buffet

Star Buffet is a multiconcept restaurant operator.  As of July 6, 2010, Star Buffet, through its subsidiaries, operates 11 Barnhill’s Buffet restaurants, seven JB’s restaurants, six 4B’s restaurants, five franchised HomeTown Buffets, three K-BOB’S Steakhouses, three BuddyFreddys restaurants, two Casa Bonita Mexican theme restaurants, two Whistle Junction restaurants, one Western Sizzlin restaurant, one Holiday House restaurant, one JJ North’s Grand Buffet, one Pecos Diamond Steakhouse and one Bar-H Steakhouse.

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